Exhibit 99

MEREDITH'S FISCAL 2007 NET EARNINGS PER SHARE RISE 16 PERCENT

Fourth Quarter Earnings Per Share Increase to $1.05

DES MOINES, IA, (July 25, 2007) - Meredith Corporation (NYSE: MDP) today reported fiscal 2007 net earnings per share of $3.31, a 16 percent increase over the prior year. Total revenues increased 3 percent to $1.6 billion, including 6 percent growth in advertising revenues. For the fourth quarter, net earnings per share increased 8 percent to $1.05 and total revenues grew 2 percent to $428 million.

"In fiscal 2007, we delivered another year of solid performance and strong returns to Meredith shareholders," said Stephen M. Lacy, Meredith's President and Chief Executive Officer. "Our Publishing Group posted strong advertising growth in the second half of the fiscal year, led by key brands such as Better Homes and Gardens, Family Circle and More. Our Broadcasting Group produced record political advertising and grew non-political revenues as well. Online revenues and audience metrics grew at a rapid rate across all lines of business. And we positioned ourselves for future growth through key strategic investments, particularly in the online and broadband areas."

Highlights during Fiscal 2007:

  Meredith Publishing Group advertising revenues increased 6 percent in the second half of fiscal 2007 over the prior year period, a trend that is continuing into fiscal 2008. Titles such as More and Family Circle, along with Meredith's Special Interest Publications, had a very strong year. Advertising revenues at Better Homes and Gardens surged more than 10 percent in the second half of fiscal 2007, buoyed by a magazine redesign and new creative and sales leadership.
  Meredith Broadcasting Group delivered a record $33 million in net political advertising revenues. Also, local non-political advertising revenues increased 4 percent. Meredith Video Solutions launched the Company's first broadband video network, and increased production of broadcast-quality video for use by Meredith's television stations and Web sites, as well as custom video for clients.
  Internet page views climbed nearly 15 percent, driving revenue growth of approximately 50 percent. Meredith relaunched its flagship Web site - www.bhg.com - and introduced a parenting superportal - www.parents.com. Additionally, the Company redesigned all television station Web sites.
  Meredith strengthened its consumer and custom marketing interactive capabilities through the acquisition of three online businesses: Genex, an interactive marketing services firm that specializes in online customer relationship marketing; New Media Strategies, an interactive word-of-mouth marketing company; and Healia, a consumer health search engine specializing in finding high quality and personalized health information online.

  Meredith generated approximately $170 million of earnings from continuing operations and nearly $175 million in free cash flow, increased its dividend rate by 16 percent, repurchased more than 1 million shares of its common stock and reduced debt by $90 million in fiscal 2007.

OPERATING HIGHLIGHTS

Publishing

For fiscal 2007, Publishing operating profit grew to $220 million from $213 million in the prior year. Total Publishing revenues rose to $1.3 billion and advertising revenues increased to $639 million, up from $1.2 billion and $619 million, respectively.

In the fourth quarter, Publishing operating profit grew 9 percent to $73 million. Revenues rose to $345 million, including a 5 percent growth in advertising revenues.

During the quarter, Publishing benefited from operating profit growth at its magazine and integrated marketing businesses, partially offset by continued weakness at Meredith Books. As part of a comprehensive performance improvement initiative, Meredith Books is refocusing on its content areas of strength such as cooking, gardening, remodeling and decorating on behalf of its own and clients' brands. Less emphasis will be placed on children's books and non-core authored titles.

"We are very encouraged by advertising revenue growth to date in calendar 2007, with Better Homes and Gardens, More and Family Circle magazines leading the way," said Lacy. "Meanwhile, we continue to increase audience metrics and advertising revenues at our Web properties. This further demonstrates our ability to deliver content and advertising messages across multiple media platforms."

Publishing Web sites had strong traffic and revenue growth for the fiscal year, driving an operating profit increase of over 50 percent. In April, Meredith launched a new version of its flagship Better Homes and Gardens Web site (BHG.com). The site, which attracts approximately 5 million unique visitors monthly, features a host of new, highly interactive experiences including the media company's first ever broadband network - Better.tv.

Broadcasting

For fiscal 2007, Broadcasting operating profit grew 20 percent to $107 million on an 11 percent increase in revenues. Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) increased 16 percent to $131 million and EBITDA margin grew to 37.7 percent from 35.8 percent.

In the fourth quarter, Broadcasting operating profit was $28 million, revenues $84 million, EBITDA $34 million and EBITDA margin 40.5 percent. All represented modest declines from the prior year quarter due primarily to nearly $3 million less in political advertising revenues.

In the May 2007 rating book, Broadcasting continued to strengthen its news position with the key adults ages 25-54 demographic. In particular, ratings and share at Meredith's stations grew significantly for the morning newscasts, a segment that is experiencing greater growth in viewers and advertising revenues. Seven stations - Atlanta, Phoenix, Portland, Hartford, Greenville, Las Vegas and Nashville - posted gains for morning newscasts, with Las Vegas up nearly 70 percent in the morning.

"Our strategy of increasing local news hours in our markets continues to pay dividends," Lacy said. "This strong news presence was instrumental to our achieving record political advertising in fiscal 2007 and a 4 percent increase in local non-political revenues. Meredith Broadcasting has now outpaced the industry average for advertising revenue growth for six consecutive years."

In addition, Broadcasting Web revenues more than doubled in fiscal 2007. Average monthly page views and unique visitors grew approximately 60 percent and 40 percent, respectively.

OTHER FINANCIAL INFORMATION

Total debt on June 30, 2007, was $475 million, and the weighted average interest rate was 5 percent. Capital expenditures were $43 million in fiscal 2007, including $20 million to build a new broadcasting facility in Hartford.

During the quarter, Meredith recorded a restructuring charge of $0.04 per share, attributable to refocusing its Book operations, as described earlier. The Company also recorded a net benefit of $0.04 per share, related to discontinued operations, including the gain on the sale of Meredith's television station in Bend, OR, partially offset by a charge related to vacating certain leased space previously occupied by Child magazine. The operations of Child and the stations in Bend and Chattanooga, TN, have been reclassified as "discontinued." Meredith is in the process of selling the Chattanooga station.

See Table 1 for core earnings results, which exclude discontinued operations, a one-time tax benefit and Book restructuring charges described above.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached consolidated statements of earnings.

OUTLOOK

As stated previously, Meredith expects fiscal 2008 earnings per share to range from $3.50 to $3.55.

In fiscal 2008, Meredith will be cycling against $33 million of net political advertising revenues recorded in fiscal 2007, and absorbing an annualized postal rate increase of more than $13 million. As a result, fiscal 2008 earnings growth is expected to occur primarily in the back half of the year.

Publishing advertising revenues for the fiscal first quarter are currently up in the mid-to-high single-digits, led by strong performance at our parenthood and women's service field titles. Broadcast pacings, which are a snapshot in time and change frequently, are currently down in the low to mid single-digits, due primarily to the absence of nearly $9 million in net political advertising revenues recorded in the first quarter of fiscal 2007.

As a result, Meredith expects fiscal first quarter earnings per share to approximate $0.66 compared to the $0.62 earned in the year-ago quarter.

A number of uncertainties remain that may affect our outlook as stated in this press release for results in the first quarter and full fiscal year. These include overall advertising volatility, the performance of the Company's retail businesses, paper prices and postal rates. These and other uncertainties are referenced below under "Safe Harbor" and in certain of the Company's SEC filings.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on July 25, 2007, at 11 a.m. EDT (10 a.m. CDT) to discuss fiscal fourth quarter and 2007 results. A live Webcast will be accessible to the public on the Company's Web site, www.meredith.com, and a replay will be available for one week after the call. A transcript of the conference call will be available within 48 hours following the conference call on www.meredith.com, and for at least 12 months thereafter.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA and free cash flow are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA and free cash flow provide additional analytical tools to clarify the Company's results from core operations and delineate underlying trends. Meredith does not use EBITDA or free cash flow as a measure of liquidity or funds available for management's discretionary use because they include certain contractual and non-discretionary expenditures.

Core earnings and core earnings per share are supplemental non-GAAP financial measures that exclude certain one-time items that are not expected to recur and are not reflective of the Company's core business activities. While core earnings and core earnings per share are not a substitute for reported earnings results under GAAP, Management believes this information is useful as an aid in better understanding the Company's current performance, performance trends and financial condition.

Reconciliations of non-GAAP to GAAP measures are included in the attached tables. The attached consolidated financial statements and reconciliation tables will be made available on the Company's Web site, www.meredith.com/investors/index.html. Please click on "Non-GAAP/GAAP Reconciliation" in the navigation bar on the left side of the page.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcasting pacings and publishing advertising revenues, along with the Company's earnings per share outlook for the first quarter and all of fiscal 2008.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group features 25 subscription magazines - including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness and More - and publishes approximately 180 special interest publications under approximately 80 titles. Meredith has more than 400 books in print. Meredith owns 13 television stations, including properties in top-25 markets Atlanta, Phoenix and Portland, OR. Additionally, Meredith has an extensive online presence that includes more than 30 Web sites and two broadband channels - Better.tv and Parents.tv.

Meredith Integrated Marketing has established marketing relationships with some of America's leading companies. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to conduct precise targeted-marketing campaigns. Meredith publishes five Spanish-language titles, making Meredith the leading publisher serving Hispanic women in the United States.

Shareholder/Financial Analyst Contact: Mike Lovell Director of Investor Relations Phone: (515) 284.3622 E-mail: Mike.Lovell@Meredith.com	Media Contact: Art Slusark VP/Corporate Communications Phone: (515) 284.3404 E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)

	Three Months			Twelve Months
Period ended June 30,	2007	2006	Change	2007	2006	Change
(In thousands except per share data)
Revenues
Advertising	$259,260	$253,905	2.1%	$981,953	$925,936	6.0%
Circulation	81,707	89,518	(8.7)%	335,706	360,121	(6.8)%
All other	87,503	76,065	15.0%	298,326	275,408	8.3%
Total revenues	428,470	419,488	2.1%	1,615,985	1,561,465	3.5%
Operating expenses
Production, distribution and editorial	169,407	168,581	0.5%	662,197	656,142	0.9%
Selling, general and administrative	156,734	152,574	2.7%	617,094	593,015	4.1%
Depreciation and amortization	11,681	11,293	3.4%	45,030	45,127	(0.2)%
Restructuring charges, Book Group	3,415	-	-	3,415	-	-
Total operating expenses	341,237	332,448	2.6%	1,327,736	1,294,284	2.6%
Income from operations	87,233	87,040	0.2%	288,249	267,181	7.9%
Interest income	414	208	99.0%	1,586	987	60.7%
Interest expense	(5,849)	(6,853)	(14.7)%	(27,182)	(30,214)	(10.0)%
Earnings from continuing operations before income taxes	81,798	80,395	1.7%	262,653	237,954	10.4%
Income taxes	32,148	31,354	2.5%	93,823	92,802	1.1%
Earnings from continuing operations	49,650	49,041	1.2%	168,830	145,152	16.3%
Income (loss) from discontinued operations, net of taxes	1,864	(480)	NM	(6,484)	(360)	NM
Net earnings	$51,514	$48,561	6.1%	$162,346	$144,792	12.1%

Basic earnings per share
Earnings from continuing operations	$1.03	$1.00	3.0%	$3.51	$2.95	19.0%
Discontinued operations	0.04	(0.01)	NM	(0.13)	(0.01)	NM
Basic earnings per share	1.07	0.99	8.1%	3.38	2.94	15.0%
Basic average shares outstanding	48,120	49,146	(2.1)%	48,048	49,307	(2.6)%

Diluted earnings per share
Earnings from continuing operations	$1.01	$0.98	3.1%	$3.44	$2.87	19.8%
Discontinued operations	0.04	(0.01)	NM	(0.13)	(0.01)	NM
Diluted earnings per share	1.05	0.97	8.2%	3.31	2.86	15.6%
Diluted average shares outstanding	49,259	50,202	(1.9)%	49,108	50,610	(3.0)%

Dividends paid per share	$0.185	$0.160	15.6%	$0.690	$0.600	15.0%

NM - Not meaningful

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

Three Months				Twelve Months
Period ended June 30,	2007	2006	Change	2007	2006	Change
(In thousands)
Revenues
Publishing	$344,718	$334,093	3.2%	$1,268,153	$1,246,774	1.7%
Broadcasting
Non-political advertising	81,230	80,840	0.5%	309,350	303,547	1.9%
Political advertising	292	3,029	NM	33,216	3,856	NM
Other revenues	2,230	1,526	46.1%	5,266	7,288	(27.7)%
Total broadcasting	83,752	85,395	(1.9)%	347,832	314,691	10.5%
Total revenues	$428,470	$419,488	2.1%	$1,615,985	$1,561,465	3.5%

Operating profits
Publishing	$73,139	$67,250	8.8%	$219,771	$212,897	3.2%
Broadcasting	27,762	29,258	(5.1)%	106,804	88,845	20.2%
Unallocated corporate	(10,253)	(9,468)	(8.3)%	(34,911)	(34,561)	(1.0)%
Restructuring charges, Book Group	(3,415)	-	-	(3,415)	-	-
Income from operations	$87,233	$87,040	0.2%	$288,249	$267,181	7.9%

Depreciation and amortization
Publishing	$4,845	$5,114	(5.3)%	$18,714	$19,234	(2.7)%
Broadcasting	6,153	5,868	4.9%	24,171	23,697	2.0%
Unallocated corporate	683	311	119.6%	2,145	2,196	(2.3)%
Total depreciation and amortization	$11,681	$11,293	3.4%	$45,030	$45,127	(0.2)%

EBITDA[1]
Publishing	$77,984	$72,364	7.8%	$238,485	$232,131	2.7%
Broadcasting	33,915	35,126	(3.4)%	130,975	112,542	16.4%
Unallocated corporate	(9,570)	(9,157)	4.5%	(32,766)	(32,365)	1.2%
Total EBITDA	$102,329	$98,333	4.1%	$336,694	$312,308	7.8%

1 EBITDA is earnings from continuing operations before interest, taxes, depreciation, and amortization and excludes Book Group restructuring charges.
NM - Not meaningful

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	(Unaudited) June 30, 2007	June 30, 2006
Assets
Current assets
Cash and cash equivalents	$39,220	$30,713
Accounts receivable, net	267,419	239,368
Inventories	48,836	52,032
Current portion of subscription acquisition costs	70,553	79,565
Current portion of broadcast rights	11,307	12,498
Other current assets	15,305	17,344
Total current assets	452,640	431,520
Property, plant, and equipment	445,846	417,831
Less accumulated depreciation	(239,820)	(223,033)
Net property, plant, and equipment	206,026	194,798
Subscription acquisition costs	66,309	74,538
Broadcast rights	9,309	13,412
Other assets	101,178	81,218
Intangible assets, net	794,996	806,264
Goodwill	459,493	438,925
Total assets	$2,089,951	$2,040,675

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$100,000	$50,000
Current portion of long-term broadcast rights payable	12,069	14,744
Accounts payable	78,156	79,892
Accrued expenses and other liabilities	105,359	118,972
Current portion of unearned subscription revenues	191,445	200,338
Total current liabilities	487,029	463,946
Long-term debt	375,000	515,000
Long-term broadcast rights payable	18,584	21,755
Unearned subscription revenues	167,873	169,494
Deferred income taxes	166,597	125,049
Other noncurrent liabilities	41,667	47,327
Total liabilities	1,256,750	1,342,571
Shareholders' equity
Common stock	38,970	38,774
Class B stock	9,262	9,417
Additional paid-in capital	58,945	56,012
Retained earnings	727,628	599,413
Accumulated other comprehensive income (loss)	2,499	(2,077)
Unearned compensation	(4,103)	(3,435)
Total shareholders' equity	833,201	698,104
Total liabilities and shareholders' equity	$2,089,951	$2,040,675

Meredith Corporation and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited)

Twelve Months ended June 30,	2007	2006
(In thousands)
Net cash provided by operating activities	$210,522	$193,989

Cash flows from investing activities
Acquisitions of businesses	(30,303)	(367,854)
Additions to property, plant and equipment	(42,599)	(29,236)
Proceeds from disposition of assets	7,658	2,500
Net cash used in investing activities	(65,244)	(394,590)

Cash flows from financing activities
Proceeds from issuance of long-term debt	190,000	590,000
Repayments of long-term debt	(280,000)	(275,000)
Purchases of Company stock	(58,710)	(145,235)
Proceeds from common stock issued	41,673	52,106
Dividends paid	(33,248)	(29,578)
Excess tax benefits from share-based payments	3,514	9,937
Other	-	(704)
Net cash provided by (used in) financing activities	(136,771)	201,526
Net increase in cash and cash equivalents	8,507	925
Cash and cash equivalents at beginning of period	30,713	29,788
Cash and cash equivalents at end of period	$39,220	$30,713

Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures				Table 1

CORE EARNINGS
Core earnings, which is reconciled to net earnings in the following tables, is defined as net earnings adjusted for certain one time items.

	Three Months		Twelve Months
Period ended June 30,	2007	2006	2007	2006
(In thousands)

Core earnings	$51,723	$49,041	$161,502	$145,152
Discontinued operations, net of tax	1,864	(480)	(6,484)	(360)
Restructuring charges, Book Group, net of tax [1]	(2,073)	-	(2,073)	-
Tax settlement [2]	-	-	9,401	-
Net earnings	$51,514	$48,561	$162,346	$144,792

CORE EARNINGS PER SHARE
Core earnings per share, which is reconciled to diluted earnings per share in the following tables, is defined as diluted earnings per share adjusted for certain one time items.

	Three Months		Twelve Months
Period ended June 30,	2007	2006	2007	2006
(In thousands)
Core earnings per share	$1.05	$0.98	$3.29	$2.87
Discontinued operations, net of tax	0.04	(0.01)	(0.13)	(0.01)
Restructuring charges, Book Group, net of tax [1]	(0.04)	-	(0.04)	-
Tax settlement [2]	-	-	0.19	-
Diluted earnings per share	$1.05	$0.97	$3.31	$2.86

1 The Book Group restructuring charges total $3.4 million ($2.1 million after tax). The restructuring charges include the write-down of various assets of $2.7 million and severance and benefit costs of $0.7 million.

2 An income tax benefit of $9.4 million was recognized in the third quarter of fiscal 2007 for the reversal of previously recorded taxes. This resulted from the resolution of a tax contingency related to a loss on the sale of stock in Craftways, a business sold in fiscal 2003. Recognition of the benefit was deferred until tax-related contingencies were resolved.

Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures								Table 2

EBITDA

Consolidated EBITDA, which is reconciled to earnings from continuing operations in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization and does not include the Book Group restructuring charges.

Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three months ended June 30, 2007				Year Ended June 30, 2007
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 344,718	$ 83,752	$ -	$ 428,470	$1,268,153	$ 347,832	$ -	$1,615,985

Operating profit excluding restructuring charges, Book Group	$ 73,139	$ 27,762	$ (10,253)	$ 90,648	$ 219,771	$ 106,804	$ (34,911)	$ 291,664
Depreciation and amortization	4,845	6,153	683	11,681	18,714	24,171	2,145	45,030
EBITDA	$ 77,984	$ 33,915	$ (9,570)	102,329	$ 238,485	$ 130,975	$ (32,766)	336,694
Less:
Depreciation and amortization				(11,681)				(45,030)
Restructuring charges, Book Group				(3,415)				(3,415)
Net interest expense				(5,435)				(25,596)
Income taxes				(32,148)				(93,823)
Earnings from continuing operations				$ 49,650				$ 168,830

Segment EBITDA margin	22.6%	40.5%			18.8%	37.7%

	Three months ended June 30, 2006				Year Ended June 30, 2006
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 334,093	$ 85,395	$ -	$419,488	$ 1,246,774	$ 314,691	$ -	$1,561,465

Operating profit	$ 67,250	$ 29,258	$ (9,468)	$ 87,040	$ 212,897	$ 88,845	$ (34,561)	$ 267,181
Depreciation and amortization	5,114	5,868	311	11,293	19,234	23,697	2,196	45,127
EBITDA	$ 72,364	$ 35,126	$ (9,157)	98,333	$ 232,131	$ 112,542	$ (32,365)	312,308
Less:
Depreciation and amortization				(11,293)				(45,127)
Net interest expense				(6,645)				(29,227)
Income taxes				(31,354)				(92,802)
Earnings from continuing operations				$ 49,041				$ 145,152

Segment EBITDA margin	21.7%	41.1%			18.6%	35.8%

				Table 2 continued
FREE CASH FLOW

Free cash flow, which is reconciled to earnings from continuing operations in the following tables, is defined as earnings from continuing operations plus depreciation, amortization, and non-cash Book Group restructuring charges less capital expenditures.

	Three Months		Twelve Months
Period ended June 30,	2007	2006	2007	2006
(In thousands)
Free cash flow	$50,431	$51,927	$173,946	$161,043
Depreciation and amortization	(11,681)	(11,293)	(45,030)	(45,127)
Non-cash restructuring charges, Book Group	(2,685)	-	(2,685)	-
Capital expenditures	13,585	8,407	42,599	29,236
Earnings from continuing operations	$49,650	$49,041	$168,830	$145,152